Exhibit 4.254

LICENSE

NATIONAL COMMISSION FOR THE STATE REGULATION OF COMMUNICATIONS AND INFORMATIZATION

Type of activities in the sphere of telecommunications and territory:

Provision of services of mobile telephone communications with the right of maintenance and operation of telecommunication networks and provision for use of telecommunication channels in the entire territory of Ukraine in accordance with the License Terms.

Business entity	VF UKRAINE Private Joint Stock Company

Identification code of the legal entity in accordance with the Unified State Register of Enterprises and Organizations of Ukraine:	14333937

Location of the legal entity:	01601 Leipzigskaya St., 15 Kyiv, Ukraine

Date and number of resolution on license reissue:	June 27, 2017 No. 325

Validity term of the License:	until September 27, 2026

License registration number:	000815

License terms:

For provision of services of mobile telephone communications with the right of maintenance and operation of telecommunication networks and provision for use of telecommunication channels approved by the resolution of the National Commission of Ukraine for regulation of communications dated January 26, 2006 No. 179 and registered in the Ministry of Justice of Ukraine on February 17, 2006 under No. 145/12019.

Special terms:

Permits to provide mobile telephone communication services using digital cellular radio communications of CDMA-450 standard with the right of maintenance and operation of telecommunication networks and provision for use of telecommunication channels using radio frequencies specified in license No. 6060 dated July 12, 2010.
Amendments to special terms by means of their exclusion shall be effective since September 28, 2021.

Chairman	/signature/ A. Zhivotovskiy

Date of license issue:	July 10, 2017

Seal:

Ukraine

Kyiv

NATIONAL COMMISSION FOR THE STATE REGULATION OF COMMUNICATIONS AND INFORMATIZATION NATIONAL COMMISSION FOR THE STATE REGULATION OF COMMUNICATIONS AND INFORMATIZATION

ID code 37994258